Exhibit 10.44

CERTEGY INC. STOCK INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

Director:

Number of RSUs:	1,925

Grant Date:	July 1, 2004

Vesting Date:	June 30, 2005

This Restricted Stock Unit Award Agreement (the “Agreement”) is dated as of the 18th day of June, 2004, between Certegy Inc., a Georgia corporation (the “Company”), and the Director listed above (the “Director”). This Agreement is subject to the provisions of the Certegy Inc. Stock Incentive Plan, as amended and as may be further amended from time to time (the “Plan”), the terms of which are hereby incorporated by reference. Unless defined in this Agreement, all capitalized terms used but not defined in this Agreement shall have the same meanings given them in the Plan.

1. Grant of RSUs. Subject to the terms and conditions of this Agreement and the Plan, effective as of the date set forth above (the “Grant Date”), the Company hereby grants to the Director the number of Restricted Stock Units (“RSUs”) set forth above. This award of RSUs represents the right to receive Common Shares subject to the fulfillment of the vesting conditions set forth in this Agreement.

2. Vesting. Subject to earlier vesting in accordance with Section 3 below, the RSUs shall vest on or after the date(s) (the “Vesting Date(s)”) set forth at the beginning of this Agreement. The RSUs shall be nontransferable and, except as otherwise provided herein, shall be forfeited upon the Director’s cessation of service as a director of the Company prior to the Vesting Date other than as a result of death or disability. The Committee that administers the Plan reserves the right, in its sole discretion, to waive or reduce the vesting requirements.

3. Death, Disability, or Change in Control. Section 2 to the contrary notwithstanding, in the event of the Director’s death or resignation or removal as a director for reason of disability, as determined by the Committee, or if a Change in Control occurs, the Director’s rights in the RSUs awarded pursuant to this Agreement will become nonforfeitable and transferable as of the date of the Director’s death, resignation or removal for disability, or the date on which the Change in Control occurs.

4. Stock Certificates. Stock certificates evidencing the Common Shares subject to the RSUs shall be issued as of the Vesting Date and registered in the Director’s name; provided, however, if the Director elects to defer delivery of the Common Shares as provided in Section 5 of this Agreement, the Common Shares shall be issued and delivered as set forth in the Deferral Election Agreement entered into between the Company and the Director.

5. Deferral Election. The Director may elect to defer delivery of the Common Shares that would otherwise be due by virtue of the lapse or waiver of the vesting requirements as set forth in Sections 2 or 3. The Committee shall, in its sole discretion, establish the rules and procedures for such deferral, and shall provide the Director with a Deferral Election Agreement.

6. Dividends. Until the Common Shares are issued to the Director, dividends will not be paid with respect to the RSUs, however, the number of RSUs granted to the Director will be adjusted from time to time to account for the payment of dividends, which adjustment in whole or fractional RSUs shall equal the value of all cash or stock dividends or other distributions that would have been paid on the Common Shares subject to the RSUs, except in circumstances where the dividend or distribution is covered by Sections 15 below.

7. Restriction and Transferability. Until the RSUs are vested and, subject to any valid deferral election, the Common Shares are delivered to the Director, the RSUs and the underlying Common Shares may not be sold, transferred, pledged, assigned, or otherwise alienated at any time. Any attempt to do so contrary to the provisions hereof shall be null and void.

8. Rights as Shareholder. Except as provided in Section 6, the Director shall not have voting or any other rights as a shareholder of the Company with respect to the RSUs. Upon settlement of the RSUs with issuance of Common Shares, the Director will obtain full voting and other rights as a shareholder of the Company.

9. Administration. The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Director, the Company, and all other interested persons. No member of the Committee shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or this Agreement.

10. No Rights to Continued Service on the Board. The award of the RSUs pursuant to this Agreement shall not give the Director any right to remain a member of the Board of Directors of the Company, nor shall it interfere with or restrict any right of the Company to remove the Director at any time.

11. Amendment. This Agreement may be amended only by a writing executed by the Company and the Director which specifically states that it is amending this Agreement. Notwithstanding the foregoing, this Agreement may be amended solely by the Committee by a writing that specifically states that it is amending this Agreement, so long as a copy of such amendment is delivered to the Director, and provided that no such amendment adversely affecting the rights of the Director hereunder may be made without the Director’s written consent. Without limiting the foregoing, the Committee reserves the right to change, by written notice to the Director, the provisions of the RSUs or this Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision, provided that any such change shall be applicable only to RSUs which are then subject to restrictions or deferral as provided herein.

12. Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its Secretary. Any notice to be given to the Director shall be addressed to the Director at the address listed in the Company’s records. By a notice given pursuant to this Section, either party may designate a different address for notices. Any notice shall have been deemed given when actually delivered.

13. Severability. If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

14. Construction. The restricted stock units are subject to the terms of the Plan. To the extent that any provision of this Agreement violates or is inconsistent with an express provision of the Plan, the Plan provision shall govern and any inconsistent provision in this Agreement shall be of no force or effect.

15. Adjustments to RSUs. The terms of this Agreement, including, when applicable, the number of RSUs, will be adjusted as the Committee determines necessary or appropriate to prevent dilution or enlargement of rights of the Director, in accordance with Section 8 of the Plan.

16. Fractional Shares. The Company shall not be required to issue fractional shares, and when any provision of this Agreement otherwise would entitle the Director to receive a fractional share, that fraction will be disregarded or paid in cash, as determined by the Committee.

17. Binding Effect. Except as limited by the Plan or this Agreement, this Agreement is binding on and extends to the legatees, and personal representatives of the Director and the successors of the Company.

18. Registration and Restrictions on Common Shares. The Company currently has an effective registration statement on file with the Securities and Exchange Commission with respect to the Common Shares subject to the RSUs. The Company intends to maintain this registration but has no obligation to do so. If the registration ceases to be effective, you will not be able to transfer or sell Common Shares issued to you pursuant to this RSU award unless exemptions from registration under applicable securities laws are available. Such exemptions from registration are very limited and might be unavailable. You agree that any resale by you of the Common Shares issued pursuant to this RSU award shall comply in all respects with the requirements of all applicable securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act, the Exchange Act and the respective rules and regulations promulgated thereunder) and any other law, rule or regulation applicable thereto, as such laws, rules, and regulations may be amended from time to time. The Company shall not be obligated to either issue the Common Shares or permit the resale of any Common Shares if such issuance or resale would violate any such requirements or the requirements or regulations of any stock exchange upon which the Common Shares may then be listed.

19. Governing Law. This Agreement will be governed by and enforced in accordance with the laws of the State of Georgia.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement effective as of the day and year first above written.

Certegy Inc.

By:	Richard D. Gapen
Name:	Richard D. Gapen
Title:	Corporate Vice President — HR

ACCEPTANCE AND ACKNOWLEDGEMENT

I, the above named Director, a resident of the State of                     , accept the Restricted Stock Unit award described in this Agreement and in the Plan, and acknowledge receipt of a copy of this Agreement, the Plan and the applicable Plan Summary, and acknowledge that I have read them carefully and that I fully understand their contents.

Director